Exhibit 19.1

Company policies

Insider Trading

Background
The Hanover Insurance Group, Inc. (the “Company”) has adopted this Insider Trading Policy for our directors, officers and employees with respect to the trading of the Company's securities, as well as the securities of other publicly traded companies with whom we have a business relationship or with respect to which we have otherwise obtained confidential information or nonpublic information.

Federal and state securities laws prohibit the purchase or sale of a company's securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take appropriate steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences of such activities, which can be severe. The U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority, Inc., various securities exchanges and other regulatory authorities investigate and are very effective at detecting insider trading. The SEC, together with the U.S. Department of Justice, pursue insider trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares. Regulators have also prosecuted cases where an employee has traded in the securities of another “economically-linked” company, such as a competitor, based on material nonpublic information learned in connection with employment. “Economically-linked” companies are companies where it is likely that certain information about one company could impact the share price of the other company.

This policy, which supplements the prohibition on insider trading set forth in our Code of Conduct, is designed to prevent insider trading or the appearance of insider trading, and to protect the Company's reputation for integrity and ethical conduct. It is your obligation to understand and comply with this policy. Should you have any questions regarding this policy, please contact [ ], who are attorneys in our Office of the General Counsel.

Penalties for non-compliance

Violations of insider trading laws can result in civil and criminal penalties, including significant fines and lengthy imprisonment. In addition, if the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have civil and criminal “controlling person” liability for a trading violation. The civil penalties can extend personal liability to the Company's directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Failure to comply with this policy may also subject you to Company-imposed sanctions, including dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.

Scope of policy

Persons Covered. As a director, officer or employee of the Company or its subsidiaries, this policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household, any family members who do not live in your household but whose transactions in Company securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Company securities) and any entities controlled by these persons. You are responsible for making sure that the purchase or sale of any security covered by this policy by any such person complies with this policy.

The Company may also determine that other persons should be subject to this policy, such as contractors or consultants who have access to material nonpublic information related to the Company. Any such other persons will be notified by an attorney from the Office of the General Counsel.

Moreover, it is the policy of the Company to comply with all applicable securities laws when transacting in its own securities.

Companies Covered. The prohibition on insider trading in this policy is not limited to trading in the Company's securities. It includes trading in the securities of other publicly traded companies, including but not limited to, customers, suppliers or competitors of the Company and those with which the Company may be negotiating major transactions, such as an acquisition, investment or sale. Information that is not material to the Company may nevertheless be material to one of those other companies.

Transactions Covered. Trading includes purchases and sales of stock, derivative securities such as put and call options, debt securities (debentures, bonds and notes), gifts and any other securities issued by publicly traded companies.

Stock Option Exercises. This policy’s trading restrictions generally apply to the exercise of stock options because such exercises generally occur in connection with a sale of the underlying stock or sales are made as a part of a cashless exercise of the option through a broker. [ ], or such other persons as may be designated from time to time by the Chief Legal Officer (each, a “Trading Clearance Officer”), however, may determine that the limitations of this policy do not apply to certain types of option exercises, such as “net exercises,” where there is no market sale of the underlying stock to cover the costs of exercise, pay taxes or otherwise.

Statement of policy

No Trading on Inside Information. You may not trade in the securities of the Company, directly or through family members or other persons or entities, if you are aware of material nonpublic information relating to the Company. Similarly, you may not trade in the securities of any other publicly traded company if you are aware of material nonpublic information about that company, which you obtained in the course of your employment with the Company.

No Tipping. You may not pass material nonpublic information on to others or recommend to anyone the purchase or sale of any securities when you are aware of such information. This practice, known as “tipping,” also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another's trading.

No Exception for Hardship. The existence of a personal financial emergency does not excuse you from compliance with this policy.

Exception for Approved Rule 10b5-1 Trading Plans. Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) provides an affirmative defense to allegations of insider trading liability. To be eligible to rely on the defense, you must:

•
Buy or sell securities pursuant to a contract, instruction or written plan for the purchase or sale of securities (each such contract, instruction or written plan, a “Trading Plan”) that meets all applicable legal requirements of Rule 10b5-1 (such a Trading Plan, a “Rule 10b5-1 Trading Plan”);
•
Have entered into the Rule 10b5-1 Trading Plan in good faith and at a time when the person is not aware of any material nonpublic information;
•
Act in good faith with respect to the Rule 10b5-1 Trading Plan – among other things, this means that every amendment to the Rule 10b5-1 Trading Plan must be entered into in good faith; and
•
Satisfy the other conditions of Rule 10b5-1.

Transactions that are made pursuant to an approved Rule 10b5-1 Trading Plan (including amendments thereof) are permitted under this policy; provided that the other conditions for the affirmative defense provided by Rule 10b5-1 and the requirements of this policy are satisfied. For a Rule 10b5-1 Trading Plan to be compliant with this policy, it may not be entered into during a “blackout period.”

For a Trading Plan adopted by a person other than the issuer of the security covered by the Trading Plan to qualify as a Rule 10b5-1 Trading Plan, such a Trading Plan must satisfy the following conditions:

•
The Trading Plan must specify the amounts and prices of securities to be purchased or sold as well as the dates on which the purchases or sales are to be made ahead of time (or include a written formula or algorithm, or computer program, for determining such information) or must not permit the person for whose account purchases or sales of securities will be made under the Trading Plan (such person, the “Plan Owner”) to subsequently exercise any influence over how, when or whether to purchase or sell any securities covered by the Trading Plan (i.e. discretion on these matters is delegated to an independent third party under the Trading Plan);
•
The Trading Plan must provide for a period (a “cooling-off period”) after the adoption of the Trading Plan during which no trade may occur under the Trading Plan. For this purpose, the “adoption of a Trading Plan” includes any modification or change to the amount, price, or timing of trades under the Trading Plan; and
•
If the Trading Plan is a written plan and the Plan Owner is a director or officer of the issuer of the securities, the Trading Plan must include certain representations required by Rule 10b5-1.

The Company requires that all Rule 10b5-1 Trading Plans be approved in writing in advance by a Trading Clearance Officer. Amendments to, and suspensions or terminations of, a Rule 10b5-1 Trading Plan will be viewed in hindsight and could call into question whether the Rule 10b5-1 Trading Plan was entered into in good faith and whether the Plan Owner acted in good faith with respect to the Rule 10b5-1 Trading Plan. In addition, certain amendments require a cooling-off period and certain amendments must include certain representations. As a result, amendments to, and suspensions or terminations of, Rule 10b5-1 Trading Plans must also be pre-approved by a Trading Clearance Officer.

Each quarter, the Company is required to publicly disclose when directors or officers adopt, terminate or make certain modifications to Rule 10b5-1 Trading Plans and other Trading Plans for the Company’s securities and to provide a description of the material terms of each plan (or modified plan, as applicable), including the name of the director or officer, the date of adoption, modification or termination, the duration and the aggregate number of securities to be purchased or sold under the plan (however, the price at which the person executing the plan is authorized to trade does not need to be publicly disclosed). Therefore, directors and officers must provide a Trading Clearance Officer with a final executed copy of (i) any Rule 10b5-1 Trading Plan for the Company’s securities, (ii) any other Trading Plan for the Company’s securities and (ii) any amendment to any such Rule 10b5-1 Trading Plan or other Trading Plan, in each case within two business days of the adoption thereof. In addition, directors and officers must promptly notify a Trading Clearance Officer of any termination of such Rule 10b5-1 Trading Plans or other Trading Plans.

Blackout and Pre-Clearance Procedures. To help prevent inadvertent violations of federal securities laws and to avoid even the appearance of trading on the basis of material nonpublic information, the Company has adopted an Addendum to Insider Trading Policy that applies to directors, members of the Partner Group (“PG Members”), and certain designated employees of the Company and its subsidiaries who frequently have access to material nonpublic information about the Company. A Trading Clearance Officer will notify you if you are subject to the Addendum.

The Addendum prohibits certain persons covered by it from trading in the Company's securities during quarterly “blackout periods” (beginning at the close of business on the fourth business day of the third month of the quarter and ending after the first full trading day following the release of the Company's earnings for that quarter) (the “Quarterly Blackout”) and during certain event-specific blackouts. Additionally, the Addendum provides that directors, PG Members and certain designated employees also must pre-clear all transactions in the Company's securities with a Trading Clearance Officer.

Notwithstanding any language contained herein or in the Addendum to the contrary, all persons who become aware of second month of the quarter consolidated financial results before the quarterly consolidated financial results have been publicly disclosed, shall be subject to the Quarterly Blackout restriction set forth above.

Definition of material nonpublic information

Note that inside information has two important elements--materiality and public availability.

Material Information. Information is material if there is a substantial likelihood that a reasonable investor would (i) consider it important in deciding whether to buy, hold or sell a security, or (ii) view the information as significantly altering the “total mix” of information in the marketplace about the issuer of the security. Any information that could reasonably be expected to affect the price of the security is material. Common examples of information which, depending on the circumstances, could be material are:

•
Earnings information and estimates (including for a material business unit), and significant changes in financial performance, outlook or liquidity;
•
Revenue, written premium or growth numbers;
•
Significant merger, acquisition, capital or disposition proposals;
•
Changes in senior management or Board membership;
•
Rating Agency actions;
•
Stock splits, pending stock or debt offerings, share repurchase plans or activities, changes in dividend policy;
•
Actual or threatened litigation or governmental investigations or major developments in such matters;
•
Estimates of significant losses, such as those following a catastrophe;
•
Investment performance information; and

•
Information regarding combined ratio or elements thereof.

Both positive and negative information can be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

Nonpublic Information. Nonpublic information is information that is not generally known or available to the public. One common misconception is that material information immediately loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or a SEC filing) and the investing public has had time to absorb the information. We follow a general rule that information is considered nonpublic until one full trading day after the information is released. For example, if the Company announces financial earnings at the close of trading on a Monday, then the first time you can buy or sell Company securities is the opening of the market on Wednesday (assuming you are not aware of other material nonpublic information at that time).

Additional guidance

The Company considers it improper and inappropriate for directors and employees of the Company to engage in short-term or speculative transactions in the Company's securities or in other transactions in the Company's securities that may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following additional guidance.

Employee Stock Purchase Plan. This policy applies to any (i) election to participate or terminate participation in the Company’s Employee Stock Purchase Plan (“ESPP”), (ii) election to increase or decrease your level of participation in the ESPP, and (iii) sales of Company stock purchased pursuant to the ESPP. This policy, including the blackout and pre-clearance procedures, does not, however, apply to purchases of Company stock under the ESPP resulting from your periodic contribution of money to the ESPP through payroll deductions pursuant to previously made elections that otherwise complied with this policy.

Dividend Reinvestment Plan. This policy applies to any (i) election to participate in a dividend reinvestment plan of the Company’s securities (“DRIP”), (ii) election to increase or decrease your level of participation in the DRIP, (iii) voluntary purchases of the Company’s stock resulting from additional contributions you choose to make to the DRIP, and (iv) sales of Company stock purchased pursuant to the DRIP. This policy, including the blackout and pre-clearance procedures, does not, however, apply to purchases of the Company’s securities under a DRIP resulting from your reinvestment of dividends paid on the Company’s securities, provided your previously made election to participate in the DRIP otherwise complied with this policy.

Short Sales. You may not engage in short sales of the Company's securities (sales of securities that are not then owned by the seller), including a “short sale against the box” (a short sale involving a security the seller owns but does not deliver to the purchaser).

Publicly Traded Options. You may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized market.

Hedging Transactions. Certain forms of hedging or monetization transactions, including zero-cost collars, swaps, forward sale contracts and trading in certain derivative securities, allow an investor to lock in much of the value of his or her securities holdings, including restricted stock or stock units or other equity-based grants, such as stock option grants, often in exchange for all or part of the potential for upside appreciation in the security. These transactions allow the investor to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the investor may no longer have the same objectives as the Company's other investors. Accordingly, all directors, officers and employees are strictly prohibited from hedging their economic exposure to the Company’s securities that they own, meaning that such persons may not engage in trading in or writing options, buying puts, calls, other derivative securities, short selling or similar types of hedging transactions in the Company’s securities.

Standing Orders. Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading even if you were not aware of such information when the order was first set. Standing orders may be permitted if established pursuant to a Rule 10b5-1 Trading Plan which has been pre-approved by a Trading Clearance Officer.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. A margin or foreclosure sale that occurs when you are aware of material nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, the Company prohibits PG Members and directors of the Company from holding in a margin account or pledging as collateral for a loan any Company securities and strongly discourages all other employees from this practice.

Post-termination transactions
This policy continues to apply to your transactions in Company securities (and/or other publicly traded securities, where applicable) even after you have terminated employment or other services to the Company or a subsidiary as follows: if you are aware of material nonpublic information when your employment or service relationship terminates, you may not trade in Company securities or securities of other publicly traded companies (as applicable in relation to such material nonpublic information) until that information has become public or is no longer material. If you have any questions regarding materiality, you should reach out to a Trading Clearance Officer.

Unauthorized disclosure

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation. You may not, therefore, disclose such confidential information to anyone outside the Company, including family and friends.

Some of you may occasionally receive an inquiry from reporters, analysts or other members of the public for information about the Company. The timing and nature of the Company's disclosure of material information to people outside of the Company is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company's behalf only through authorized individuals. If you receive such an inquiry, please direct the caller to contact Investor Relations or Corporate Communications.

For more information concerning public discussions regarding the Company, please consult the Company’s Media Policy or contact Corporate Communications or Investor Relations.

Personal responsibility

You should remember that the ultimate responsibility for adhering to this policy and avoiding improper trading rests with you. If you violate this policy, the Company may take disciplinary action, including dismissal for cause, and, in appropriate circumstances, refer the matter to civil authorities.

Company assistance

Your compliance with this policy is of the utmost importance both for you and for the Company. If you have any questions about this policy or its application to any proposed transaction, you may obtain additional guidance from [ ]. Do not try to resolve uncertainties on your own, since the rules relating to insider trading are complex, not always intuitive and carry severe consequences.

Company violations

If you are concerned that another employee or any other person may have violated the Company’s Insider Trading Policy, please contact the Office of the General Counsel or, if you prefer, you may share your concern anonymously, either through The Hanover Insurance Group Anonymous Alert Line at 1-800-533-2547, or at www.HanoverAlertLine.com.

Last update: November 2024